Exhibit 10.4

CONSULTING AGREEMENT

By and between:

FMW Media Works Corp, "Consultant"

and

Seen on Screen TV Inc.

Effective Date: Tuesday July 21, 2015

RECITALS:

This Consulting Agreement (this "Agreement") is made as of Effective Date written above ("Effective Date"), the by and among, Seen on Screen TV Inc. (the "Client"), whose principal place of business is 4017 Colby Avenue, Everett, WA 98201 and FMW Media Works Corp. having its principal place of business at 535 Broad Hollow Rd., Suite M-105, Melville NY 11747 (Consultant") and is made in light of the following recitals which are a material part hereof:

WHEREAS, Consultant is an independent media services Client and Consultant has knowledge and experience to provide television production, media analysis, procurement as the Client believes can assist it in furthering execution of its media awareness;

WHEREAS, Client is retaining Consultant to create brand awareness for the Client and advertising and promotion for the Client's Company and vision, which is the overriding objective and material inducement to this Agreement, and the duties to be performed in Schedule A and a means to those ends;

WHEREAS, Schedule A, Duties to be Performed by Consultant, and Schedule B, Confidentiality Agreement.

NOW THEREFORE, for and in consideration of good and valuable consideration, in hand paid, including, but not limited to the mutual promises set forth herein, the receipt and sufficiency of which is acknowledged by each party hereto, the parties hereby agree as follows:

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Client's Initials:	AJ	Consultant's Initials:	VC

WITNESSETH:

1.	Recitals Govern. The parties desire to enter into this Agreement for purposes of carrying out the above recitals and intentions set forth above and this Agreement shall be construed in light thereof.

2.	Compensation for Services. The Client shall issue to the Consultant 1.5 million shares (total) with said restriction pertaining to Securities Act Rule 144, and $2,000 per shoot as full consideration for all services to be performed hereunder
Consultant's Initials:	VC

3.	ConsultingServices. The Consultant agrees to provide the Consultant during the "Term" (as hereinafter defined). Consultant agrees to provide such information, evaluation and analysis, in accordance with the Consultant Services as will assist in maximizing the effectiveness of Client's business model both relative to its business model and to its present and contemplated capital structure. The Consultant shall personally provide the Consultant Services and the Client understands that the nature of the services to be provided are part time and that the Consultant will be engaged in other business and consulting activities during the term of this Agreement.
3.1.	Conflicts. The Client waives any claim of conflict and acknowledges that Consultant has owned and continues to own and has consulted with and continues to consult with interests in competitive businesses which might compete but for location.
3.2.	Confidential Information. The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant's obligations in accordance with this Agreement, which concerns the personal, financial or other affairs of the Client will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations. In connection herewith, Consultant and the Client have entered into that Confidentiality Agreement in the form attached hereto as Schedule B.
3.3.	Role of Consultant. Consultant shall produce an informative T.V. show which will discuss the Client and its efforts. Consultant will broadcast this show to a minimum of 95 million households, and keep the show archived for 6 months via its website NewToTheStreet.Com.
3.4.	Liability. With regard to the services to be performed by the Consultant pursuant to this Agreement, the Consultant shall not be liable to the Client, or to anyone who may claim any right due to any relationship with the Client, for any acts or omissions in the

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Client's Initials:	AJ	Consultant's Initials:	VC

performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence.  The Client shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising directly out of the services rendered to the Client pursuant to the terms of this Agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant and the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

4.	Term. The term of this Agreement shall commence as of the Effective Date and shall continue for a period of, six (6) months, from that date, unless sooner terminated as provided herein. It is understood that this Agreement shall not automatically renew and no obligations to renew are implied notwithstanding continued efforts to fulfill terms and conditions incomplete as of the termination of this Agreement.

5.	Compensation. In consideration of the execution of the Agreement, and the performance of his obligations hereunder, and in lieu of cash compensation on an hourly basis, the Consultant shall receive a fee of shares of newly issued common RESTRICTED shares of the Client (hereinafter, the "Shares").
5.1.	The Shares will be included in any registration statement filed within one year from the Effective Date;
5.2.	The Shares shall be deemed fully earned upon signing of agreement

6.	Expenses. The Client shall pay or reimburse the Consultant for all reasonable travel, business and miscellaneous expenses incurred by the Consultant in performing its duties under this Agreement, subject to prior approval

7.	Control as to Time and Place and Manner where Services Will Be Rendered.
7.1.	Consultant is an Independent Contractor. Both the Client and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this Agreement. Accordingly, the Consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the Consultant's activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and state income tax, Social Security tax, unemployment insurance taxes, and any other taxes or business license fee as required. Except as otherwise may be agreed, the Consultant shall at all times be in an independent contractor, rather than a co-venture, agent, employee or representative of the Client.
7.2.	Performance of Services. The Consultant will perform most services in accordance with this Agreement at a location and at times chosen in Consultant's discretion.The Client

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Client's Initials:	AJ	Consultant's Initials:	VC

may from time to time request that the Consultant arrange for the services of others, but Consultant shall choose and contract with same. All costs to the Consultant for those services will be paid by the Client but in no event shall the Consultant employ others without the prior authorization of the Client, nor shall the Client pay for any services due by the Consultant under this Agreement.

8. Representations and Warranties.
8.1. Client Representations & Warranties:  The Client represents and warrants that:
8.1.1.	The Shares being issued and/or sold pursuant to option are authorized to be issued by the Client;
8.1.2.	The Client has full right, power, and corporate authority to execute and enter into this Agreement, and to execute all underlying documents and to bind such entity to the terms and obligations hereto and to the underlying documents and to deliver the interests and consideration conveyed thereby, same being authorized by power and authority vested in the party signing on behalf of the Client;
8.1.3.	The Client has and will have full right, power, and authority to sell, transfer, and deliver the shares being issued and/or sold pursuant to option;
8.1.4.	The Client has no knowledge of any adverse claims affecting the subject Shares and there are no notations of any adverse claims marked on the certificates for same; and
8.2.  Representations by Consultant:
8.2.1.	Upon receipt, Consultant or his nominee will acquire the shares being issued and/or sold pursuant to option, free and clear of any security interests, mortgage, adverse claims, liens, or encumbrances of any nature or description whatsoever, subject only to matters pertaining to the sale of securities generally including but not limited to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any state statute, rule, or regulation relating to the sale of securities (collectively, "Securities Laws"). In the event that Consultant accepts shares not yet subject to a valid registration statement, Consultant represents and warrants to the Client that he will acquire same for investment and not with a view to the sale or other distribution thereof and will not at any time sell, exchange, transfer, or otherwise dispose of same under circumstances that would constitute a violation of Securities laws. Each party acknowledges the creation, modification and/or transfer of securities and represents and warrants to all others that it has reviewed the transaction with counsel and that no registration or representations are required and that all rights of recourse or rescission resulting from such transfer, to the extent permitted by law, are waived and each party represents and warrants to all others that no marketing of securities to the public has occurred. Each of the warranties, representations, and covenants contained in this Agreement by any party thereto

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Client's Initials:	AJ	Consultant's Initials:	VC

shall be continuous and shall survive the delivery of Consultant Services, the Compensation and the termination of this Agreement.
8.2.2.	The Consultant is an independent contractor and will not publish any information regarding he Client, unless otherwise in the public domain or given to the Consultant by the Client in writing,
8.2.3.	The Consultant is an independent contractor and will not and cannot make any binding obligations on behalf of the Client, and the Consultant will represent themselves accordingly;
8.2.4.	The Consultant will not actively trade in the Client's securities, in either short nor long positions, nor cause any trading be done by another, either affiliate of the Consultant, nominee, agent, or otherwise, with any securities of the Client other than the Shares.
8.2.5.	Furthermore, the Consultant may be in possession of non-public information and if Consultant comes into possession of such non-public information, the Consultant will cease ALL trading activity until such information becomes public or stale.
8.2.6.	Notwithstanding the aforementioned, it is neither the Client's nor Consultant's intention for the Consultant to hold onto the Shares indefinitely. The Consultant agrees not to have a material adverse effect on the market during sell-in of the Shares.

9.	Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any Court having jurisdiction thereof. For that purpose and the resolution of any other claim hereunder, the parties hereto consent to the jurisdiction and venue of an appropriate Court located in the County of Nassau or Suffolk, New York. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said Court or any Court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

10.	Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or delivered by Facsimile or delivered personally to the address written above or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when mailed.

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Client's Initials:	AJ	Consultant's Initials:	VC

11.	Binding Effect, Assignment and Succession. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of his, her or its respective heirs, personal representatives, successors, and assigns, whether so expressed or not. Except for assignment of the options as provided above, no party to this Agreement may, however, assign his rights hereunder or delegate his obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto.

12.	Entire Agreement and Interpretation. This Agreement, including any exhibits and schedules hereto, constitutes and contains the entire agreement of the Client and the Consultant with respect to the provision of Consultant Services and Compensation and supersedes any prior agreement by the parties, whether written or oral. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. The waiver of a breach of any term or condition of this Agreement must be in writing and signed by the party sought to be charged with such waiver, and such waiver shall not be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this agreement.

13. Miscellaneous.  The section headings contained in this Agreement are inserted as a matter of convenience and shall not be considered in interpreting or construing this Agreement.  This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.  Time is of the essence of this Agreement and the obligations of the parties hereto.

IN WITNESS WHEREOF, the Client and the Consultant have executed this Agreement as of the day and year first written above.

Client	Consultant

ANTOINE JARJOUR	VINCENT CARUSO
Antoine Jarjour, CEO	Vincent Caruso, President
Seen on Screen TV Inc.	FMW Media Works Corp.

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SCHEDULE A TO CONSULTING AGREEMENT

Schedule of Services and Deliverables
Consultant shallprovide the following Strategic Services:

1.	Develop a biography format T.V. show outlining the previous publicly announced milestones of Corporation.
2.	Produce Six HD speciailzed interviews, of approximately 5-6 minutes duration, with the New To The Street television show. Media Broadcast to over 95 Million Households each.
3.	Choose and implement T.V. networks to air the show to a minimum of 95 Million households.
4.	Continue to make visible the show on the internet for 12 months, being hosted and archived on www.newtothestreet.com.
5.	Twitter, will tweet every news release to no less than 50,000 people for 6 months;
6.	Website - have interviews and/or links on www.newtothestreet.com
7.	Press releases for 6 months - one per interview announcing the airing of the segment
8.	SOCIAL MEDIA - Social Media follow through supporting and surrounding the entire program. Including: Facebook, Twitter comment combing and reputation support.

SCHEDULE "B" TO CONSULTING AGREEMENT

Confidentiality Agreement

This Confidentiality Agreement (hereafter this "Agreement"), made this 21st day of July, 2015 by and between Seen on Screen TV Inc. (the "Client"), and FMW Media Works Corp., 535 Broad Hollow Road, Melville NY 11747 (Consultant")  Given that the Client and Consultant each desire to make certain confidential information concerning the Client, its technology, its investments, its processes, its marketing strategies, its capitalization and finances and its business as well as similar confidential information lawfully possessed by the Consultant (collectively, the "Information") for purposes agreed  to be legitimate and the Client and Consultant each agree to hold such Information confidential pursuant to the terms of this Agreement, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged and with the intent to be legally bound hereby, the Client and the Consultant agree as follows:

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Client's Initials:	AJ	Consultant's Initials:	VC

1.	The Information includes, but is not limited to, (i) all information on the Client, (ii) any and all data and information given or made available to the Consultant by the Client for evaluation purposes, whether written or in machine-readable form, (iii) any and all of the Client's and Consultant's notes, work papers, investigations, studies, computer printouts, and any other work product including electronic data files, regardless of nature containing any such data and information, (iv) all copies of any of the foregoing, and (v) any information reasonably known, knowable, or foreseeably could or should be confidentialby a reasonably prudent person upon a preponderance of the evidence.
2.	The Consultant and Client each understand that the Information is proprietary to the Client and Consultant and each agrees to hold the Information given by the other strictly confidential. The Client and Consultant each agree that the Information shall be used only by the Client and Consultant and only for the purpose of reviewing and evaluating the activities of the Client, and shall not be used for any other purpose or be disclosed to any third party. Neither the Client nor Consultant shall have the right to make copies or hold copies or documents except for reports and notes which have been generated by them, which reports and notes shall be retained for their exclusive use and shall remain confidential.
3.	It is understood that this Confidentiality Agreement shall not apply to any information otherwise covered herein (i) which is known to either the Client or the Consultant prior to the date of the Confidentiality Agreement, (ii) which is disclosed to the Consultant or the Client by a third party who has not directly or indirectly received such Information in violation of an agreement with party from whom it was received or (iii) which is generally known within the industry.
4.	The Client and the Consultant each agree to be fully responsible and liable to the other for any and all damages caused by reason of disclosure of Information in violation of this Confidentiality Agreement by the receiving party or any of its assigns or successors.
5.	This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the New York and shall be enforceable solely by and be for the sole benefit of the Consultant and Client, their successors and assigns.

In witness whereof, the Client and the Consultant have executed this Agreement as of the date above.

Client	Consultant

ANTOINE JARJOUR	VINCENT CARUSO
Antoine Jarjour, CEO	Vincent Caruso, President
Seen on Screen TV Inc.	FMW Media Works Corp.

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